Exhibit 99.1

EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
MARCH 31, 2004

WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, May 8, 2004

     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the first quarter of 2004 amounted to $12,198,000 compared with $12,504,000 for the first quarter of 2003. The 2003 figure included $527,000 of realized investment gains. No investment gains or losses were realized in the first quarter of 2004.

     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis. Per-share amounts are based on 7,119,807 shares outstanding.

	Quarter Ended March 31,

	2004	2003

	Amount	Amount

Wesco-Financial and Kansas Bankers insurance businesses —
Underwriting gain	$5,004,000	$4,868,000
Investment income	6,098,000	9,944,000
CORT furniture rental business	384,000	(3,022,000)
Precision Steel businesses	630,000	63,000
Other	82,000	124,000

	12,198,000	11,977,000
Realized investment gains	—	527,000

Consolidated net income	$12,198,000	$12,504,000

Per share	$1.71	$1.76

     Consolidated earnings before realized investment gains improved slightly in the first quarter of 2004 from the comparable figure for the 2003 quarter. Improved results of the furniture rental and industrial businesses were almost entirely offset by reduced investment income of the insurance businesses that resulted from a shift from long-term to short-term fixed-maturity investments bearing lower interest rates.

     Wesco’s Form 10-Q for the quarter ended March 31, 2004 is expected to be filed electronically with the Securities and Exchange Commission on May 10, 2004, and we invite shareholders and the financial media to access it through Wesco’s website (www.wescofinancial.com). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.

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